Exhibit 5.1

Cooley Godward LLP                     ATTORNEYS AT LAW        San Francisco, CA
------------------                                             415 693-2000

                                                               Menlo Park, CA
                                       Five Palo Alto Square   650 843-5000
                                       3000 El Camino Real
                                       Palo Alto, CA           San Diego, CA
                                       94306-2155              619 550-6000
                                       Main 650 843-5000       Boulder, CO
                                       Fax 650 849-7400        303 546-4000
                                                               Denver, CO
September 25, 1998                     www.cooley.com          303 606-4800


SUGEN, Inc.                            ALAN C. MENDELSON
351 Galveston Drive                    650 843-5010
Redwood City, CA 94063                 mendelsonac@cooley.com


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SUGEN, Inc. (the "Company"), a Delaware corporation, of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 900,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which includes (i) up to 750,000 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan, as amended (the "Option Plan") and (ii) up to 150,000 shares of Common Stock pursuant to the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Option Plan, the Directors' Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).


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Cooley Godward LLP
------------------

SUGEN, Inc.
September 25, 1998
Page Two


We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Alan C. Mendelson

Alan C. Mendelson